LANDOS BIOPHARMA, INC.

1800 Kraft Drive, Suite 216

Blacksburg, VA 24060

Februaruy 1, 2021	VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Attn:  Jenn Do

          Kevin Kuhar

          Christopher Edwards

          Alan Campbell

RE:     Landos Biopharma, Inc.

            Registration Statement on Form S-1

            File No. 333-252083

Acceleration Request

Requested Date:            February 3, 2021

Requested Time:           4:00 P.M. Eastern Time

Ladies and Gentlemen:

In accordance with Rule 461 under the Securities Act of 1933, as amended, the undersigned registrant (the “Registrant”) hereby requests that the Securities and Exchange Commission take appropriate action to cause the above-referenced Registration Statement on Form S-1 (the “Registration Statement”) to become effective on February 3, 2021, at 4:00 p.m., Eastern Time, or as soon thereafter as is practicable.

Once the Registration Statement has been declared effective, please orally confirm that event with Madison Jones, counsel to the Registrant, at (202) 728-7087.

Very truly yours,

Landos Biopharma, Inc.

/s/ Josep Bassaganya-Riera
Josep Bassaganya-Riera
Chairman, President and Chief Executive Officer

cc:         Eric Blanchard, Cooley LLP

    Madison Jones, Cooley LLP